Exhibit 10.1 EXECUTION VERSION COOPERATION AGREEMENT This cooperation agreement, dated June 30, 2025 (this “Agreement”), is by and among Continental Grain Company, a Delaware corporation (“Continental Grain”), JANA Partners Management, LP, a Delaware limited partnership (“JANA” and together with Continental Grain, the “Shareholder Parties”), and Lamb Weston Holdings, Inc., a Delaware corporation (the “Company”). The Company and the Shareholder Parties are each herein referred to as a “party” and, collectively, the “parties.” In consideration of and reliance upon the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows: 1. Representations and Warranties of the Company. The Company represents and warrants to the Shareholder Parties that: (a) this Agreement has been duly authorized, executed and delivered by the Company, and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms; and (b) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of, the Company as currently in effect, the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to the Company or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default), including, without limitation, any change of control provisions, under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound. The Company represents that the size of the Company’s board of directors (the “Board”) as of immediately prior to the execution of this Agreement is eleven (11) directors. 2. Representations and Warranties of the Shareholder Parties. Each Shareholder Party, severally and not jointly, represents and warrants to the Company that: (a) this Agreement has been duly authorized, executed and delivered by such Shareholder Party, and is a valid and binding obligation of such Shareholder Party, enforceable against such Shareholder Party in accordance with its terms; (b) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of, such Shareholder Party as currently in effect, the execution, delivery and performance of this Agreement by it does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which it is a party or by which it is bound. JANA represents and warrants to the Company that, as of the date of this Agreement, JANA, together with its controlled Affiliates, beneficially owns 7,557,519 shares of the Company’s common stock (any shares of the Company’s common stock, the “Shares”), has voting authority over its Shares, and that neither JANA nor any of its controlled Affiliates

2 beneficially own any other Shares or any Synthetic Equity Interests or Short Interest in the Company. Continental Grain represents and warrants to the Company that, as of the date of this Agreement, Continental Grain, together with its controlled Affiliates, beneficially owns 2,134,080 Shares, has voting authority over its Shares, and neither Continental Grain nor any of its controlled Affiliates beneficially own any other Shares or any Synthetic Equity Interests or Short Interest in the Company (each as defined below). The term “Short Interest” shall mean any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the Company’s equity securities by, manage the risk of share price changes for, or increase or decrease the voting power of, such person with respect to the shares of any class or series of the Company’s equity securities, or that provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Company’s equity securities. The term “Synthetic Equity Interests” means any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such person, the purpose or effect of which is to give such person economic risk similar to ownership of equity securities of any class or series of the Company, including due to the fact that the value of such derivative, swap or other transactions are determined by reference to the price, value or volatility of any shares of any class or series of the Company’s equity securities, or which derivative, swap or other transactions provide the opportunity to profit from any increase in the price or value of shares of any class or series of the Company’s equity securities, without regard to whether (i) the derivative, swap or other transactions convey any voting rights in such equity securities to such person; (ii) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such equity securities; or (iii) such person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transactions. 3. Board Nomination and Other Company Matters. (a) The Company represents and warrants that each of the following four directors has either resigned prior to the execution of this Agreement or has tendered his or her resignation from the Board and all positions thereon effective as of the Effective Date (defined below): Charles A. Blixt, W.G. Jurgensen, Robert A. Niblock and Maria Renna Sharpe (collectively, the “Retiring Directors”). The Company further represents, warrants and covenants that any vacancies on the Board created by the resignation of any Retiring Director prior to the Effective Date have not and will not be filled until the Effective Date as contemplated by Section 3(b). (b) Following the execution of this Agreement and promptly upon written request (email being sufficient) from JANA, the Board shall take all necessary action to, substantially concurrently with one another: (i) expand the size of the Board to thirteen (13) directors; (ii) cause or accept the resignations of any Retiring Directors who have not already resigned from the Board; and (iii) appoint each of (A) Bradley Alford, and Timothy McLevish (collectively, the “Independent New Directors”), (B) Scott Ostfeld (“Mr. Ostfeld”) and Ruth Kimmelshue (“Ms. Kimmelshue,” and together with Mr. Ostfeld, the “Shareholder Directors”), and (C) Lawrence Kurzius and Paul Maass (the “Mutual Directors,” and together with the Independent New Directors and the Shareholder Directors, the “Agreed Directors”) to serve as a director of the Company for a term

3 expiring at the 2025 annual meeting of the Company’s stockholders (the “2025 Annual Meeting”) or until such person’s earlier death, resignation, disqualification, or removal (the date of the Board’s actions provided for in the foregoing clauses (i) – (iii), the “Effective Date”); provided, such written request from JANA shall be delivered to the Company no later than July 11, 2025; provided, further, if JANA fails to deliver such request, the Effective Date shall be as of 4:00PM EDT on July 11, 2025. For the avoidance of doubt, the composition of the Board as of the Effective Date after giving effect to this Section 3(b) will be Bradley Alford, Peter Bensen, Robert Coviello, Rita Fisher, Andre Hawaux, Timothy McLevish, Ruth Kimmelshue, Lawrence Kurzius, Paul Maass, Hala Moddelmog, Scott Ostfeld, Norman Prestage and Michael Smith. (c) Concurrently with the appointment of the Agreed Directors to the Board, the Board shall reconstitute the Board’s standing committees so that (A) the Audit and Finance Committee consists of Andre Hawaux (Chair), Rita Fisher, Timothy McLevish, Paul Maass, and Norman Prestage; (B) the Compensation and Human Capital Committee consists of Peter Bensen (Chair), Robert Coviello, Ruth Kimmelshue, Lawrence Kurzius, Hala Moddelmog, and Scott Ostfeld; and (C) the Nominating and Corporate Governance Committee consists of Hala Moddelmog (Chair), Peter Bensen, Robert Coviello, Ruth Kimmelshue, Lawrence Kurzius, and Scott Ostfeld. In addition, concurrently with the appointment of the Agreed Directors to the Board, the Board shall appoint Bradley Alford to serve as Chairman of the Board. (d) As a condition to, and prior to, the appointment of each Shareholder Director as contemplated by sub-paragraph (b) above, each Shareholder Director shall have executed and delivered to the Company an irrevocable resignation as a director of the Company in the form attached hereto as Exhibit A for Mr. Ostfeld and in the form attached hereto as Exhibit B for Ms. Kimmelshue (each, an “Irrevocable Resignation Letter”), it being understood that in the event any Irrevocable Resignation Letter becomes effective pursuant to the terms thereof, it shall be in the Board’s sole discretion whether to accept or reject such resignation of such Shareholder Director from the Board. Each of the Shareholder Parties, severally and not jointly, acknowledges and agrees that the Company’s obligations with respect to Sections 3(b), (c) and (h) of the Agreement shall terminate (i) in the event the Irrevocable Resignation Letter becomes effective pursuant to the terms thereof or (ii) in the event the appointment of a Shareholder Director has not yet occurred, upon the occurrence of an event that would cause the Irrevocable Resignation Letter to become effective pursuant to the terms thereof as if the appointment of a Shareholder Director had occurred on the date hereof, in each case, upon the Board’s decision to accept such resignation or deemed resignation of a Shareholder Director. (e) In the event that, during the Cooperation Period, the Board establishes any new or ad hoc committee(s) or subcommittee(s), or any standing committee(s) or subcommittee(s) of the Board are allocated material duties or responsibilities that are substantially different from the duties and responsibilities currently allocated to such committee(s) or subcommittee(s), then in that circumstance: (i) if a new or ad hoc committee(s) of the Board has been established, or a sub- committee of an existing committee has been established, the Board will assign membership on that committee or sub-committee in good faith, with Agreed Directors being given proportionate representation on such committee or sub-committee (provided, that, in the case of any creation of a new or ad hoc committee, JANA may, upon written request (email being sufficient) to the Board, elect to cause a different Agreed Director to be swapped in lieu of any initially-allocated Agreed

4 Director to such committee, subject to the approval of the Board, not to be unreasonably withheld; provided, further, in none of the foregoing circumstances shall the Agreed Directors’ proportionate representation on such committee(s) or sub-committee(s) be less than one (1) without JANA’s prior written consent (email being sufficient)), and (ii) if any standing committee(s) or subcommittee(s) of the Board are allocated material duties or responsibilities that are substantially different from the duties and responsibilities currently allocated, then JANA may, upon written request (email being sufficient) to the Board, elect to cause a different Agreed Director to be swapped in lieu of any Agreed Director then a member of such committee, subject to the approval of the Board, not to be unreasonably withheld. (f) The Company shall nominate each of the Agreed Directors and include each of the Agreed Directors in the Company’s slate of recommended nominees standing for election at the 2025 Annual Meeting and shall recommend, support and solicit proxies for the election of the Agreed Directors at the 2025 Annual Meeting in the same manner and on terms no less favorable as for the Company’s other nominees at the 2025 Annual Meeting. (g) During the Cooperation Period, the Company shall not increase the size of the Board in excess of thirteen (13) directors, and the Company shall not decrease the size of the Board if such decrease would require the resignation of an Agreed Director or, except as provided in Section 3(d), seek or support the removal of any of the Agreed Directors from the Board. Other than with respect to vacancies filled pursuant to Sections 3(a) and 3(h) (which shall be filled in accordance with their terms) or arising as a result of a breach of this Agreement by the Company, nothing in this Agreement shall prevent the Company from filling all vacancies in accordance with the Bylaws of the Company and the laws of the State of Delaware. (h) (i) If any Agreed Director resigns as a director or otherwise refuses to or is otherwise unwilling or unable to maintain his or her director role at any time prior to the end of the Cooperation Period (as defined below) for any reason, including as a result of death or disability or otherwise (such Agreed Director, a “Former Nominee,” and any replacement, a “Replacement Nominee”), then, (a) if such Former Nominee was Mr. Ostfeld (or a Replacement Nominee in place of Mr. Ostfeld), JANA shall have the right to designate a replacement therefor that is reasonably acceptable to the Board (which acceptance shall not be unreasonably withheld); provided that such Replacement Nominee qualifies as an independent director under the applicable rules of the SEC and the NYSE Listing Rules; provided, further, that, if JANA’s proposed Replacement Nominee for Mr. Ostfeld is not acceptable to the Board, JANA shall continue to have the right to designate a Replacement Nominee until such a Replacement Nominee is accepted by the Board, (b) if such Former Nominee was Ms. Kimmelshue (or a Replacement Nominee in place of Ms. Kimmelshue), Continental Grain shall have the right to designate a replacement therefor that is reasonably acceptable to the Board (which acceptance shall not be unreasonably withheld); provided that such Replacement Nominee for Ms. Kimmelshue qualifies as an independent director under the applicable rules of the SEC and the NYSE Listing Rules; provided, further, that, if Continental Grain’s proposed Replacement Nominee for Ms. Kimmelshue is not acceptable to the Board, Continental Grain shall continue to have the right to designate a Replacement Nominee until such a Replacement Nominee is accepted by the Board, (c) if such Former Nominee was an Independent New Director (or a Replacement Nominee in place of an Independent New Director), then JANA shall have the right to designate a replacement therefor that is reasonably acceptable to the Board

5 (which acceptance shall not be unreasonably withheld); provided, that, such Replacement Nominee for such an Independent New Director qualifies as an independent director under the applicable rules of the SEC and the NYSE Listing Rules, provided, further, that, if JANA’s proposed Replacement Nominee for such an Independent New Director is not acceptable to the Board, JANA shall continue to have the right to designate a Replacement Nominee until such a Replacement Nominee is accepted by the Board, and (d) if such Former Nominee was a Mutual Director (or a Replacement Nominee in place of a Mutual Director), the Company and JANA shall mutually agree on a replacement director, negotiating in good faith. (ii) In the event that a Shareholder Party identifies a Replacement Nominee in accordance with Section 3(h)(i)(a)-(c), (A) the Company shall use its reasonable best efforts to conduct any necessary interviews for such proposed Replacement Nominee as promptly as reasonably practicable, (B) the Board (or any applicable committee thereof) shall, as promptly as reasonably practicable, review and make a recommendation on such Replacement Nominee’s candidacy and make a determination and recommendation regarding whether the Replacement Nominee meets the relevant criteria to be appointed to the Board (which determination shall be made by the Board acting in good faith in accordance with its customary procedures and requirements, including consideration of candidate interviews, director qualifications and the overall composition of the Board) within ten (10) business days after such person has provided all information, and complied with all procedures, reasonably required from an Agreed Nominee pursuant to such customary procedures and requirements, and (C) the Board shall vote on the appointment of such Replacement Nominee as promptly as reasonably practicable thereafter (in any event, no later than the earlier of (x) ten (10) business days after such recommendation and (y) unless any proposed Replacement Nominee candidate shall have failed to provide all information and complied with all procedures reasonably required hereunder, twenty (20) business days after a Shareholder Party identifies such Replacement Nominee). (iii) Upon such Replacement Nominee’s appointment to the Board, the Board and all applicable committees of the Board shall take all necessary actions to appoint such Replacement Nominee to any applicable committee of the Board of which the Former Nominee was a member immediately prior to such Former Nominee’s resignation or removal if the Board or the applicable committee of the Board determines reasonably and in good faith that the Replacement Nominee satisfies the requirements of the NYSE or applicable law with respect to service on the applicable committee (and, if the Board reasonably determines in good faith that such Replacement Nominee does not satisfy the requirements of the NYSE or applicable law with respect to service on such applicable committee, the Board shall reasonably and in good faith consider the appointment of such Replacement Nominee to an alternative committee of the Board). For the avoidance of doubt, such Replacement Nominee (A) for an Independent New Director or Shareholder Director shall thereafter be deemed an “Independent New Director or “Shareholder Director” (as the case may be) for purposes of this Agreement and be entitled to the same rights and subject to the same requirements under this Agreement as were applicable hereunder to such Independent New Director or Shareholder Director (as the case may be), and (B) for a Mutual Director shall thereafter be deemed the “Mutual Director” for purposes of this Agreement and be entitled to the same rights and subject to the same requirements under this Agreement as were applicable hereunder to the Mutual Director. Notwithstanding the foregoing, the Company’s obligations under Section 3(f), this Section 3(h), and JANA’s right to swap Agreed Directors on

6 Board committees as contemplated by Section 3(e), shall terminate immediately if the Shareholder Parties cease to beneficially own, in the aggregate, a total Net Long Position of at least 1.5% (the “Ownership Minimum”) of the then-outstanding (including, for the avoidance of doubt, as adjusted for stock splits, stock dividends, reverse stock splits and similar events) Shares. The term “Net Long Position” means the aggregate net-long economic exposure to a position with respect to subject securities. The Shareholder Parties shall provide notice to the Company within a reasonable time (but in any event no later than five (5) business days) following them ceasing to beneficially own the Ownership Minimum. (i) Each party acknowledges that each of the Agreed Directors, upon appointment to the Board, shall be governed by all of the same policies, processes, procedures, codes, rules, standards and guidelines applicable to non-management directors on the Board, including, but not limited to, the Company’s Code of Business Conduct and any other policies on stock ownership, public disclosures, legal compliance and confidentiality (collectively, the “Company Policies”), and shall be required to strictly adhere to the Company’s policies on confidentiality imposed on all members of the Board. The Company agrees that, upon appointment to the Board, each of the Agreed Directors shall receive (A) the same benefits of director and officer insurance as all other non-management directors on the Board; (B) the same compensation for his service as a director as the compensation received by other non-management directors on the Board; and (C) such other benefits on the same basis as all other non-management directors on the Board. The Company agrees that until the Termination Date, (i) any changes to the Company Policies, or new Company Policies, will be adopted in good faith and not for the purpose of undermining or conflicting with the arrangements contemplated hereby, (ii) no Company Policy shall be violated by the Shareholder Directors (as defined below) receiving indemnification and/or reimbursement of expenses from any of the Shareholder Parties in connection with his or her service or action as an employee of the Shareholder Parties or any of their controlled Affiliates or controlled Associates, in each case to the extent acting on behalf of the applicable Shareholder Party (and not in connection with his or her service or action as a director of the Company), and (iii) no Company Policy shall apply to any of the Shareholder Parties solely as a result of the Shareholder Directors’ appointments to, or service on, the Board, including Company Policies with respect to trading in the Company’s securities, as neither of the Shareholder Parties are directors or employees of the Company. (j) The Company agrees that, upon appointment to the Board, each of the Shareholder Directors may provide confidential information of the Company to the Shareholder Parties (in the case of Mr. Ostfeld, to JANA, and in the case of Ms. Kimmelshue, to Continental Grain) and each of their respective employees and advisors (their “Representatives”) who need to know or would otherwise benefit from knowing such information for the purposes of advising each of the Shareholder Parties on their respective investments in the Company and assisting each of the Shareholder Directors in their respective roles as directors of the Company; provided, that: (i) such employees or advisors either agree to maintain the confidentiality of such information to the same extent as required of the Shareholder Director as a director of the Company or are otherwise bound (by fiduciary or other professional duty) to maintain the confidentiality of such information;

7 (ii) to the extent that the Company’s legal counsel (which may be internal counsel) designates any materials provided to the Shareholder Director as subject to the attorney- client privilege by labeling it “Privileged”, then before providing any such information to the relevant Shareholder Party’s employees or advisors, the Shareholder Director shall consult with the Company’s legal counsel as to whether the provision of such information to such employees or advisors would be reasonably likely to result in a loss of such privilege, and if such loss is reasonably likely then the Shareholder Director will refrain from sharing such information (provided, further, that at the request of the Shareholder Director, the Company shall use reasonable efforts to make arrangements (including by providing redacted copies of materials or entering into a common interest agreement) that would maximize the ability of the Shareholder Director to provide such materials without jeopardizing legal privilege); (iii) each of the Shareholder Parties (on behalf of themselves and each of their Representatives), severally and not jointly, (A) acknowledges it is informed of the confidential nature of the confidential information, (B) acknowledges that in accordance with U.S. securities laws, it will abstain from purchasing or selling securities of the Company or from communicating information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities of the Company, in each case, on the basis of material, non-public information concerning the Company, and (C) agrees to maintain in confidence any confidential information received from a Shareholder Director to the same extent as required of the Shareholder Director as a director of the Company and refrain from disclosing the confidential information to anyone other than its Representatives; and (iv) following such time as the Shareholder Director is no longer serving on the Board, the relevant Shareholder Party will, promptly following the Company’s written request, return to the Company or destroy, at the Shareholder Party’s option, all hard copies of the Company’s confidential information and use commercially reasonable efforts to permanently erase or delete all electronic copies of such information in the Shareholder Party’s or any of its employees’ or advisors’ possession or control; provided, however, neither the Shareholder Party nor any of its employees or advisors shall be required to destroy any computer records or files containing such confidential information of the Company that have been created pursuant to automatic electronic archiving and back-up procedures in the ordinary course of business where it would be unduly burdensome to do so or would be contrary to applicable law or applicable rules or regulations of any national securities exchange so long as such confidential information is not accessed other than as required by applicable law or applicable rules or regulations of any national securities exchange; provided, further, that other than any and all such acknowledgments and agreements pursuant to those described in clauses (i)-(iv) of this Section 3(j), each Shareholder Director’s ability to share or otherwise distribute confidential information to the Shareholder Parties, as applicable, shall not be subject to any other conditions, obligations or requests by the Company or additional acknowledgement or agreement of any kind. 4. Cooperation.

8 (a) Each Shareholder Party, severally and not jointly, agrees that, from the date of this Agreement until the Termination Date (as defined below) (such period, the “Cooperation Period”), neither it nor any of its Affiliates, Associates or Representatives, in each case, to the extent acting on behalf of such Shareholder Party, shall in any manner, directly or indirectly, make, or cause to be made, or in any way encourage any other person to make or cause to be made, any statement or announcement that relates to or constitutes an ad hominem attack on, or otherwise disparages, the Company, its business, any of its subsidiaries or any of its or such subsidiaries’ officers, directors, or employees or any person who has served as an officer, director or employee of the Company or any of its subsidiaries; provided, however, that such Shareholder Party shall be permitted to (i) make objective statements that reflect such Shareholder Party’s view, as a stockholder, with respect to factual matters concerning specific acts or determinations of the Company occurring after the date of this Agreement, as long as such statements do not violate any other provision of this Agreement; (ii) make statements and/or speak privately with the Board and senior members of the Company’s management including, without limitation, with respect to unpremeditated, private, informal remarks that are not part of any coordinated communication or campaign and that are not intended or designed to circumvent, directly or indirectly, the restrictions contemplated by this Agreement; and (iii) make statements and/or speak privately between and among the Shareholder Parties as well as to such Shareholder Party’s limited partner or other investors or potential limited partner or other potential investors in a manner consistent with prior practice and under circumstances where it is expressly understood and agreed that such communications are and will remain private; provided, further, that, in the case of either of the foregoing clauses (ii) or (iii), such private discussions would not reasonably be expected to require public disclosure pursuant to applicable law and do not otherwise violate any other provision of this Agreement. Notwithstanding the foregoing, each Shareholder Party’s obligations under this Section 4(a) shall terminate immediately if there is a breach by the Company of any of its obligations under Section 4(b) below. (b) The Company agrees that, during the Cooperation Period, neither it nor any of its Representatives, to the extent acting on behalf of the Company, shall in any manner, directly or indirectly, make, or cause to be made, or in any way encourage any other person to make or cause to be made, any public statement or announcement that relates to and constitutes an ad hominem attack on or otherwise disparages, either Shareholder Party, its business, or any of its members, officers or directors or any person who has served as a member, officer or director of such Shareholder Party (it being understood and agreed that the limitations in this Section 4(b) shall not (i) prevent the Company or any of its Representatives from making any objective statements that reflect the Company’s view with respect to factual matters concerning specific acts or determinations of such Shareholder Party or any of its Affiliates or Associates (or their respective current or former Representatives, in each case, to the extent acting on behalf of such Shareholder Party) occurring after the date of this Agreement, as long as such statements do not violate any other provision of this Agreement and (ii) apply to any member of the Board’s private discussions solely among other members of the Board and/or management of the Company, or in private discussions with such Shareholder Party or any of its members, officers, directors or Representatives). Notwithstanding the foregoing, the Company’s obligations under this Section 4(b) shall terminate immediately if there is a breach by any Shareholder Party or any of its Affiliates, Associates or Representatives, in each case, to the extent acting on behalf of such Shareholder Party, of any of its or their obligations under Section 4(a) above.

9 (c) The limitations set forth in Sections 4(a) and 4(b) of this Agreement shall not prohibit the Company, on the one hand, or either Shareholder Party, on the other hand, from responding to any public statement of the nature described in Sections 4(a) or 4(b) made by the other party in breach of this Agreement. The limitations set forth in Sections 4(a) and 4(b) of this Agreement shall not: (i) apply (A) in any compelled testimony or production of information, whether by legal process or subpoena or as part of a response to a request for information from any governmental or regulatory authority with jurisdiction over the party from which information is sought, in each case, solely to the extent required, or (B) to any disclosure that such party reasonably believes, after consultation with outside counsel, to be legally required by applicable law, rules or regulations; or (ii) prohibit any party from reporting what it reasonably believes, after consultation with outside counsel, to be violations of federal law or regulation to any governmental authority pursuant to Section 21F of the Exchange Act (as defined below) or the rules of the SEC promulgated under such Section 21F. (d) During the Cooperation Period, each Shareholder Party shall cause all Shares beneficially owned, directly or indirectly, by it (including all Shares beneficially owned as of the respective record dates for any action by written consent, annual meeting or special meeting of stockholders of the Company and any adjournment, postponement, rescheduling or continuation thereof, during the Cooperation Period (a “Covered Meeting”)) over which it exercises or has voting authority (i) in the case of a Covered Meeting, to be present in person or by proxy for quorum purposes, and (ii) to be voted at such Covered Meetings or at any adjournments or postponements thereof or to deliver or withhold consents with respect to such actions by written consent, as applicable, (A) in favor of the following persons for election as directors of the Company at such Covered Meeting and no other person(s): the Agreed Directors, Peter J. Bensen, Robert J. Coviello, Rita Fisher, Andre J. Hawaux, Hala G. Moddelmog, Norman Prestage and Michael Smith and (B) in accordance with the Board’s recommendations as set forth in the definitive proxy statement, consent solicitation statement or revocation solicitation statement filed by the Company with respect to any proposal, action or business (which, for the avoidance of doubt, shall include voting in accordance with the Board’s recommendations with respect to the election, removal and/or replacement of directors to the extent such recommendations are made in accordance with clause (A)) that may be the subject of stockholder action at such Covered Meetings or pursuant to such action by written consent; provided, that, notwithstanding anything herein to the contrary, in the event that Institutional Shareholder Services, Inc. (“ISS”) or Glass Lewis & Co., LLC (“Glass Lewis”) publish voting recommendations that differ from the Board’s recommendation with respect to any proposal or action (other than the election of the persons named in clause (A)), each Shareholder Party member, individually and according to its sole discretion, shall be permitted to vote, or to deliver consents with respect to its Shares in accordance with the ISS or Glass Lewis recommendation; provided, further, that, notwithstanding anything to the contrary, with respect to (x) a proposal to authorize or approve any tender offer, exchange offer, merger, acquisition, recapitalization or consolidation (an “Extraordinary Transaction”) involving the Company or its securities or assets or (y) matters related to the implementation of takeover defenses, each Shareholder Party may vote its Shares in its sole discretion. (e) Nothing in this Agreement shall be deemed to limit either Shareholder Party’s ability to communicate privately with the Board or management of the Company or the other Shareholder Party on any matter or to privately request a waiver of any provision of this Agreement

10 from the Company, provided that such actions are not intended to and would not reasonably be expected to require any public disclosure. 5. Public Announcement. (a) The Shareholder Parties and the Company shall announce this Agreement and the material terms hereof by means of a joint press release in the form attached hereto as Exhibit C (the “Press Release”) as soon as practicable following execution of this Agreement (but in no event later than 9:00 a.m., New York City time, on the first business day after the date of this Agreement). Prior to the issuance of the Press Release, neither the Company nor either Shareholder Party shall issue any press release or public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other party; it being understood that nothing in this Agreement shall limit either Shareholder Party or the Company’s ability to make required regulatory filings (as reasonably determined by counsel, and as required by, without limitation, the requirements of Sections 13 and 14 of the Exchange Act and the rules and regulations promulgated thereunder) during such time. (b) During the term of this Agreement, neither Shareholder Party or any of its Affiliates or Associates, in each case, to the extent acting on behalf of such Shareholder Party, issue any press release or make any other public statement other than the Press Release in connection with this Agreement or the actions contemplated hereby that is inconsistent with or contrary to the Press Release. (c) The Company shall promptly prepare and file a Current Report on Form 8-K reporting entry into this Agreement and appending or incorporating by reference this Agreement as an exhibit thereto (the “Form 8-K”). The Company shall provide the Shareholder Parties with reasonable opportunity to review and comment upon the Form 8-K prior to the filing thereof and shall consider in good faith any changes proposed by the Shareholder Parties. Each of the Shareholder Parties shall provide the Company with reasonable opportunity to review and comment upon the amendment to its Schedule 13D reporting entry into this Agreement prior to the filing thereof and shall consider in good faith any changes proposed by the Company. 6. Affiliates and Associates. Each party shall instruct its controlled Affiliates and Associates (in the case of Associates, only to the extent acting on behalf of such Shareholder Party), to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such controlled Affiliate or Associate. A breach of this Agreement by a controlled Affiliate or Associate of a party, if such controlled Affiliate or Associate is not a party to this Agreement, shall be deemed to occur if such controlled Affiliate or Associate engages in conduct that would constitute a breach of this Agreement if such controlled Affiliate or Associate was a party to the same extent as a party to this Agreement. The obligations of each of the Shareholders Parties under this Agreement are several and not joint, and no Shareholder Party shall be responsible for the performance of the obligations of the other Shareholder Party (or such other Shareholder Party’s Affiliates or Associates). 7. Definitions. For purposes of this Agreement:

11 (a) the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and shall include all persons or entities that at any time prior to the termination of this Agreement become Affiliates or Associates of any applicable person or entity referred to in this Agreement; provided, however, that, for purposes of this Agreement, (i) neither Shareholder Party shall be an Affiliate or Associate of the Company, and (ii) the Company shall not be an Affiliate or Associate of either Shareholder Party; provided, further, that the term “controlled” as it modifies “Affiliate” and “Associate” shall mean such Affiliates or Associates for which a person has the power to direct such Affiliate or Associate’s management and policies; (b) the terms “beneficial owner” and “beneficially own” shall have the respective meanings of such terms under or as used in Rule 13d-3 promulgated by the SEC under the Exchange Act; provided, however, that, for purposes of this Agreement, absent any explicit and intentional contract, arrangement, understanding, relationship, direct or indirect, by and between the Shareholder Parties, neither Shareholder Party shall be deemed to be the beneficial owner of, or to beneficially own, Shares beneficially owned by the other Shareholder Party; (c) the terms “person” or “persons” shall mean any individual or any corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature; and (d) the term “Representatives” shall mean, in reference to any person, such person’s controlled Affiliates and Associates and the respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives of such person and its Affiliates and Associates, in each case acting in a capacity on behalf of, in concert with or at the direction of such person or its controlled Affiliates or Associates. 8. Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, (a) when delivered by hand, with written confirmation of receipt; (b) upon sending if sent by electronic mail to the electronic mail addresses below, with confirmation of receipt from the receiving party by electronic mail; (c) one business day after being sent by a nationally recognized overnight courier to the addresses set forth below; or (d) when actually delivered if sent by any other method that results in delivery, with written confirmation of receipt: if to the Company: Lamb Weston Holdings, Inc. 599 S. Rivershore Lane Eagle, Idaho 83616 Attention: Eryk Spytek, General Counsel and Chief Compliance Officer E-mail: Eryk.Spytek@lambweston.com with a copy (which shall not constitute notice) to:

12 Jones Day 110 North Wacker Drive Suite 4800 Chicago, IL 60606 Attention: Peter Izanec Ward Winslow Email: peizanec@jonesday.com ebwinslow@jonesday.com if to JANA: JANA Partners Management, LP 888 7th Avenue, 24th Floor New York, New York 10106 Attention: Jennifer Fanjiang E-mail: legal@janapartners.com with a copy (which shall not constitute notice) to: Schulte Roth & Zabel LLP 919 Third Avenue New York, NY 10022 Attention: Ele Klein Brandon Gold Daniel Goldstein E-mail: Eleazer.Klein@srz.com Brandon.Gold@srz.com Daniel.Goldstein@srz.com if to Continental Grain: Continental Grain Company 767 Fifth Avenue, 15th Floor New York, NY 10153-0015 212-207-5100 Attention: Michael Mayberry, General Counsel with a copy (which shall not constitute notice) to: Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004-2498 Attention: Lawrence Elbaum Patrick Gadson Email: elbauml@sullcrom.com gadsonp@sullcrom.com

13 9. Specific Performance; Choice of Law; Forum. (a) This Agreement and any disputes arising out of or related to this Agreement (whether for breach of contract, tortious conduct or otherwise) shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the choice of law principles of such state. Any action to enforce the terms and provisions of this Agreement or relating to the transactions contemplated by this Agreement shall be brought exclusively in the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any state or federal court sitting in the State of Delaware. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery in the State of Delaware or other federal or state courts sitting in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the federal or state courts of the State of Delaware. Each party irrevocably and unconditionally waives any objection to the laying of venue of any litigation, arbitration or other proceeding (any of the foregoing, a “Legal Proceeding”) arising out of this Agreement in such courts, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Legal Proceeding brought in any such court has been brought in an inconvenient forum. The parties agree that a final judgment in any such dispute shall be conclusive and may be enforced in other jurisdictions by suits on the judgment or in any other manner provided by law. The parties agree that delivery of process or other papers in connection with any such Legal Proceeding in the manner provided in this Section 9 or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof. FURTHERMORE, EACH OF THE PARTIES HERETO (A) IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY AND (B) AGREES TO WAIVE ANY BONDING REQUIREMENT UNDER ANY APPLICABLE LAW, IN THE CASE ANY OTHER PARTY SEEKS TO ENFORCE THE TERMS BY WAY OF EQUITABLE RELIEF. In the event that any action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law. (b) Each party to this Agreement acknowledges and agrees that the other party would be irreparably injured by an actual breach of this Agreement by the first-mentioned party or its Representatives and that monetary remedies may be inadequate to protect either party against any actual or threatened breach or continuation of any breach of this Agreement. In furtherance of this Agreement and without prejudice to any other rights and remedies otherwise available to the parties under this Agreement, each party shall be entitled to seek equitable relief by way of injunction or otherwise and specific performance of the provisions hereof upon satisfying the requirements to obtain such relief without the necessity of posting a bond or other security, if the other party or any of its Representatives breaches or threatens to breach any provision of this Agreement. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Agreement, but shall be in addition to all other remedies available at law or equity to the non- breaching party. 10. Severability. If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and

14 effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision. 11. Termination. Unless otherwise mutually agreed to in writing by each party, and except as otherwise provided for in Section 3(d) Error! Reference source not found., this Agreement shall terminate upon the earlier of (i) on the date that is thirty (30) calendar days prior to the beginning of the Company’s advance notice period for the nomination of directors at the 2026 annual meeting of the Company’s stockholders (the “2026 Annual Meeting”), and (ii) April 28, 2026 (the earlier of (i) and (ii), the “Termination Date”). Upon termination, this Agreement shall have no further force and effect. Notwithstanding the foregoing, (a) Sections 7 through 17 of this Agreement shall survive termination of this Agreement; and (b) no termination of this Agreement shall relieve any party of liability for any breach of this Agreement arising prior to such termination. 12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute the same agreement and shall become a binding agreement when a counterpart has been signed by each party and delivered to the other party, thereby constituting the entire agreement among the parties pertaining to the subject matter hereof. Signatures of the parties transmitted by facsimile, PDF, jpeg, .gif, .bmp or other electronic file shall be deemed to be their original signatures for all purposes and the exchange of copies of this Agreement and of signature pages by facsimile transmission, PDF or other electronic file shall constitute effective execution and delivery of this Agreement as to the parties. 13. No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons. No party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, and any assignment in contravention hereof shall be null and void. 14. No Waiver. No failure or delay by either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial waiver thereof preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. 15. Entire Understanding. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the parties hereto. 16. Interpretation and Construction. Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the

15 parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is expressly waived by each of the parties hereto. The headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement. In this Agreement, unless a clear contrary intention appears, (i) the word “including” (in its various forms) means “including, without limitation;” (ii) the words “hereunder,” “hereof,” “hereto” and words of similar import are references in this Agreement as a whole and not to any particular provision of this Agreement; (iii) the word “or” is not exclusive; (iv) references to “Sections” in this Agreement are references to Sections of this Agreement unless otherwise indicated; and (v) whenever the context requires, the masculine gender shall include the feminine and neuter genders. 17. Expenses. Within five (5) business days of the date hereof, the Company shall reimburse the Shareholder Parties for out-of-pocket fees or expenses (including legal expenses) included by the Shareholder Parties in connection with their investment in the Company through the date of this Agreement, including, but not limited to, their Schedule 13D filings and the negotiation and execution of this Agreement, in each case to the extent, and only to the extent, identified in that certain letter delivered by JANA to the General Counsel of the Company on June 29, 2025. Other than as provided in the foregoing sentence, neither the Company, on the one hand, nor either Shareholder Party, on the other hand, shall be responsible for any fees or expenses (including legal expenses) incurred by the other party in connection with this Agreement. [Signature pages follow]

[Signature Page to Cooperation Agreement] IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date hereof. LAMB WESTON HOLDINGS, INC. By: /s/ Michael J. Smith Name: Michael J. Smith Title: President & Chief Executive Officer JANA PARTNERS MANAGEMENT, LP By: /s/ Scott Ostfeld Name: Scott Ostfeld Title: Managing Partner CONTINENTAL GRAIN COMPANY By: /s/ Ari Gendason Name: Ari Gendason Title: Chief Investment Officer